UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 16, 2008 (December 10, 2008)

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 247-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 10, 2008, 50 members of Advanced Medical Optics, Inc. (AMO) senior management voluntarily forfeited an aggregate of 785,730 stock options (both vested and unvested) having exercise prices of greater than $40 per share. Included in this amount were 289,200 stock options held by James V. Mazzo, AMO’s Chairman and Chief Executive Officer (128,000 exercisable at $45.26 and 161,200 exercisable at $42.55 per share).

This action was initiated by AMO management for the following reasons:

•

To reduce future expense (2009 and beyond) associated with the initial grant of such stock options in light of the fact that these options may not deliver compensation to the executives that is equivalent to the expense of the grant, which will burden AMO’s income statement over the next two to three years; and

•	To more efficiently utilize shares authorized under AMO’s equity compensation plans to meet the plans’ purposes to attract, motivate and retain key talent.

The individuals who forfeited options, including Mr. Mazzo, received nothing in return, and were promised nothing in return, such as future equity grants to replace the forfeited options. No new equity grants have been made to members of AMO senior management since May 2008, and AMO has no plans to vary its equity grant practices as a result of this forfeiture. Moreover, AMO currently does not intend to utilize any of the forfeited options for future grants to executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC.
(Registrant)

Date: December 16, 2008	By:	/s/ AIMEE S. WEISNER
Aimee S. Weisner,
Executive Vice President, Administration, and Secretary